SECURITIES AND EXCHANGE COMMISSION


                           Washington, D.C. 20549


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                                  FORM 8-K


                               CURRENT REPORT


                   Pursuant to Section 13 or 15(d) of the

                       Securities Exchange Act of 1934


Date of Report (Date of earliest event reported) December 31, 1993
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                         CITIZENS UTILITIES COMPANY
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             (Exact name of registrant as specified in charter)



    Delaware                         0-1291                       06-0619596
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State or other jurisdiction   (Commission File Number)       (IRS Employer
of incorporation)                                       Identification No.)


High Ridge Park, P.O. Box 3801,  Stamford, Connecticut          06905
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(Address of principal executive offices)                 (Zip code)


Registrant's telephone number, including area code (203)  329-8800
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                         No change since last report
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        (Former name or former address, if changed since last report)

      Item 5.     Other Events
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      On May 19, 1993, Citizens Utilities Company ("Citizens") and GTE's
Telephone Operations Unit announced they have entered into definitive agreements for Citizens to purchase approximately 500,000 access lines in nine states for $1.1 billion in cash.

      The following press release was issued January 3, 1994 announcing the transfer of GTE's 189,000 access lines in southern Idaho, Tennessee, Utah and West Virginia to Citizens effective December 31, 1993 pursuant to above agreements.


FOR IMMEDIATE RELEASE

CONTACT:    Brigid M. Smith, Citizens Utilities (203) 329-5042
            Brenda Raney, GTE Telephone Operations, (214) 718-6316
                            [after 6 p.m. (214) 306-3091]

                GTE PROPERTIES IN ALL OR PART OF FOUR STATES
                      TRANSFERRED TO CITIZENS UTILITIES
                            ON DECEMBER 31, 1993

      Stamford, Connecticut, January 3, 1994 - GTE Telephone Operations and Citizens Utilities Company announced today that the transfer of GTE's 189,000 access lines in southern Idaho, Tennessee, Utah and West Virginia to Citizens became effective December 31, 1993.
      The transfer follows a definitive agreement announced in May for Citizens to purchase approximately 500,000 telephone access lines in nine states from GTE. GTE will receive $1.1 billion in cash from Citizens for the properties on an incremental basis as the transactions close. The remaining properties are expected to be transferred to Citizens in 1994. Citizens will operate the properties through its Citizens Telecom operations.
      When complete, the transaction will involve all of GTE's local-exchange properties in eastern Arizona, Montana, New York, Tennessee, Utah and West Virginia and a small portion of GTE's properties in California, Idaho and Oregon. The partial sales involve less than one percent of GTE's access lines in California, less than two percent of its access lines in Oregon and approximately 14 percent of its access lines in Idaho.
      The state regulatory commissions in Idaho, Tennessee, Utah and West Virginia, the Federal Communications Commission and the Department of Justice (under the Hart Scott Rodino Act) have approved this transaction. Approximately 525 GTE employees became Citizens Telecom employees as a result of the transaction.
      The transaction is part of GTE's previously announced strategic effort to trade or sell a small percentage of local-exchange properties in markets that may be of greater long-term strategic value to other telephone-service providers.
      Bill Edwards, controller for GTE Telephone Operations, said, "We have been working diligently with our counterparts at Citizens to ensure a smooth transition. The change will be virtually transparent to customers, except for the introduction of the Citizens Telecom name."
      Both GTE and Citizens Telecom are keeping customers informed about the change through bill inserts, advertisements and media releases. In addition, representatives from Citizens have met with customers and GTE employees to familiarize them with their new company.
      Dr. Leonard Tow, Citizens' chairman and chief executive officer, said, "At Citizens, we're looking forward to joining with GTE's employees at these properties, and to the capabilities and talents they will bring to our operations. They can count on providing their customers with the same state-of-the-art products and quality service that other Citizens telecommunications users enjoy."
      All telephone services will continue without interruption. Current rates, policies and procedures will remain in effect. Customers with a GTE Calling Card may continue to use the card until Citizens Telecom replaces it with a new one. However, after December 31, 1993, customers who pay their bill by check should make their check payable to Citizens Telecom instead of GTE. After December 31, customers should call Citizens Telecom at 1-800-921-8104 to report telephone service problems. For questions about their telephone bill, customers should call 1-800-921-8103. To establish new telephone service, residential customers should call Citizens Telecom at 1-800-921-8101. Business customers should call 1-800-921-8102.
      GTE Telephone Operations is the largest U.S. based local telephone company, providing phone services through more than 21 million access lines in portions of 33 states, British Columbia, Quebec, Venezuela and the Dominican Republic. It also markets telecommunication products and services and supplies computer software and data processing. GTE Telephone Operations, based in Irving, Texas, is the largest of GTE Corp.'s business groups, with total revenues of $15.9 billion in 1992.
      Citizens Utilities (NYSE: CZNA, CZNB) is a diversified company providing telecommunications, natural gas, electric and water or wastewater services to customers in 16 states as of December 31, 1993. Citizens also holds a significant ownership share in Centennial Cellular Corp. (NASDAQ: CYCL), a cellular telephone company serving markets with a population of approximately
4.2 million, and operates Electric Lightwave, Inc., a competitive access provider in Oregon and Washington. Citizens' operations will expand to 18 states upon completion of the nine-state GTE transaction.
                                        SIGNATURE
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Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                         CITIZENS UTILITIES COMPANY
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                                (Registrant)



Date:  January 5, 1994                     By:______________________
      -----------------                          Robert J. DeSantis
                                              Vice President and Treasurer